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[454 LIFE SCIENCES LOGO]

Exhibit 99.1

Measuring Life One Genome at a Time

454 Life Sciences Contact: Richard F. Begley, Ph.D.	CuraGen Contact: Fred Aslan, M.D.
info@454.com (877) 890-GNOM	faslan@curagen.com (888)-GENOMICS

FOR IMMEDIATE RELEASE

454 Life Sciences Secures $20 Million in Equity Financing To Initiate  Commercialization of Whole Genome Sequencing Technology

- CuraGen increases majority ownership to 66% -

Branford, CT – September 18, 2003 – 454 Life Sciences, an innovative developer of genome-scale analysis technologies and a majority-owned subsidiary of CuraGen Corporation (NASDAQ: CRGN), today announced that it raised $20 million from existing shareholders. CuraGen led the investment with $16M of financing, increasing its majority ownership to 66%, and was joined by existing investors including Cooper Hill Partners.

“This financing comes at an important time as we prepare to initiate our commercial operations. 454 Life Sciences’ technology has the potential to not only become invaluable to fighting bioterrorism and emerging pathogens, but also in serving agriculture, drug development, and academia,” stated Richard F. Begley, Ph.D., President and CEO of 454 Life Sciences. “The significance of our accomplishments has been broadly recognized after our recent submission of an adenovirus genome to GenBank® marked the first time that a new method had been used to sequence a whole genome since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing in 1977. We have created a significant barrier to entry with our intellectual property as we continue to scale our massively parallel sequencing technology from viruses to bacteria to humans,” added Dr. Begley.

“454 Life Sciences has made tremendous progress and we are delighted to support their continued growth during this important inflection point as the Company gears up for commercialization,” stated Jeff Casdin, Chief Executive Officer of Cooper Hill Partners, LLC. “This funding will sustain 454 Life Sciences’ first-mover advantage in the whole genome sequencing space,” added Mr. Casdin.

“This is a strategic investment by CuraGen for two reasons: first, 454 Life Sciences’ technology will help CuraGen further enhance its exceptional oncology program; secondly, the return on this investment has a relatively short time horizon,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “As CuraGen continues to focus on the advancement of its pipeline, we recognize the importance of whole genome sequencing in drug development and in the practice of medicine, and we believe 454 Life Sciences is well positioned to be the leader in this field,” added Dr. Rothberg.

Established in 2000, 454 Life Sciences develops technologies and tools to sequence whole genomes using a massively parallel, scalable platform that compresses the time, cost, sample preparation, and space required to determine the nucleotide sequence of whole genomes. The Company’s technology is the first solid-phase sequencing technology designed to scale from viral, to bacterial, and ultimately to human genomes over the next few years. The Company’s technology enables a single individual to not only prepare, but also sequence a genome after performing only one sample preparation, irrespective of the size of the genome being investigated. This approach is in stark contrast to standard sequencing methods that are significantly more expensive and laborious.

For example, to sequence the human genome, the effort required approximately 60 million sample preparations, 12 years and $2.7 billion dollars. The Company plans to commercialize its technology through the sales of instruments as well as by providing genomic sequencing services starting in the first half of next year.

About 454 Life Sciences

454 Life Sciences is developing novel technologies for rapidly and comprehensively determining the nucleotide sequence—“whole genome sequencing”—of entire genomes. The Company’s technology is expected to have broad applications in genetic engineering, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). 454 Life Sciences was funded primarily through a private placement from investors including CuraGen Corporation, Quantum Partners, Cooper Hill Partners, LLC, and members of CuraGen’s senior management team. Additional information is available at http://www.454.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a broad pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in several important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and angiogenesis. CuraGen has established broad development alliances and its experienced preclinical and clinical teams are rapidly advancing the Company’s broad pipeline of novel products. CuraGen’s expertise in genomics and bioinformatics is now being used to help predict efficacy and safety in clinical trials and to prioritize drug candidates with the highest chance of reaching the market. CuraGen’s technology and expertise have been used by more than a dozen leading companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements, including statements about (i) our expectation to initiate commercialization of our whole genome sequencing technology; (ii) our potential to not only become invaluable to fighting bioterrorism and emerging pathogens, but also in serving agriculture, drug development, and academia; (iii) our ability to help CuraGen further enhance its exceptional oncology program; (iv) CuraGen’s belief that we will be a leader in the fields of drug development and the practice of medicine; (v) the expectation that our technology will be designed to scale from viral to bacterial, and ultimately to human genomes over the next few years; (vi) the expectation to commercialize our technology through the sales of instruments and by providing genomic sequencing services starting in the first half of next year; and (vii) the expectation that our technology will have broad applications in genetic engineering, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 Life Sciences and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. 454 and CuraGen disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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